UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 31, 2020

IMAC Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38797	83-0784691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1605 Westgate Circle, Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (844) 266-4622

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	IMAC	The NASDAQ Stock Market LLC
Warrants to Purchase Common Stock	IMACW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Current Report on Form 8-K

IMAC Holdings, Inc. (the “Company”)

October 31, 2020

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2020, the Board of Directors (the “Board”) of the Company appointed Maurice E. (Mo) Evans, Michael D. Pruitt and Cary W. Sucoff as directors of the Company, effective on that date. Professional and biographical information regarding each of the new directors is set forth below.

Maurice E. (Mo) Evans. Mr. Evans, age 41, is a business leader, advisor, consultant, investor and speaker to businesses in the sports business vertical. He is the co-founder of ELOS Sports and Entertainment, LLC (“ELOS”), a provider of brand management services to athletes and businesses in the sports and entertainment industry. Mr. Evans has served as the principal of ELOS since 2014. Prior to that, from 2001 to 2012, he was a professional basketball player, including for the Washington Wizards, Atlanta Hawks, Orlando Magic, Los Angeles Lakers, Detroit Pistons and Sacramento Kings. He also served as Executive Vice President of the NBA Players Association from 2010 to 2013. Mr. Evans received a B.A. degree from the University of Texas at Austin.

Michael D. Pruitt. Mr. Pruitt, age 60, founded Avenel Financial Group, a boutique financial services firm concentrating on emerging technology company investments, in 1999. In 2001, he formed Avenel Ventures, a technology investment and private venture capital firm. In February 2005, Mr. Pruitt formed Chanticleer Holdings, Inc., then a public holding company (now known as Sonnet BioTherapeutics Holdings, Inc.), and he served as Chairman of the Board of Directors and Chief Executive Officer until April 1, 2020, at which time the restaurant operations of Chanticleer Holdings were spun out into a new public entity, Amergent Hospitality Group, Inc., where Mr. Pruitt has served as its Chairman and Chief Executive Officer to date. Mr. Pruitt also served as a director on the board of Hooters of America, LLC from 2011 to 2019. Mr. Pruitt received a B.A. degree from Coastal Carolina University, where he currently sits on the Board of Visitors of the E. Craig Wall Sr. College of Business Administration, the Coastal Education Foundation Board, and the Athletic Committee of the Board of Trustees.

Cary W. Sucoff. Mr. Sucoff, age 68, has more than 30 years of securities industry experience encompassing supervisory, banking and sales responsibilities. He has participated in the financing of more than 100 public and private biotech companies. Since 2011, Mr. Sucoff has owned and operated Equity Source Partners LLC, an advisory and consulting firm. Mr. Sucoff currently serves on the board of directors of ContraFect Corporation, Legacy Education Alliance and First Wave Technologies, Inc. In addition, Mr. Sucoff currently serves as a consultant to Sapience Therapeutics and Galimedix Pharmaceuticals Inc. Mr. Sucoff is the past President of New England Law|Boston, has been a member of its Board of Trustees for over 25 years and is the current Chairman of its Endowment Committee. Mr. Sucoff received a B.A. degree from the State University of New York at Binghamton and a J.D. from New England School of Law, where he was managing editor of the Law Review and graduated magna cum laude. He has been a member of the Bar of the State of New York since 1978.

Each of Messrs. Evans, Pruitt and Sucoff will become members of the Board’s Audit Committee, with Mr. Pruitt as its chair and “financial expert.” Messrs. Evans (chair) and Pruitt will become members of the Board’s Compensation Committee, and Messrs. Sucoff (chair) and Evans will become members of the Board’s Nominating and Corporate Governance Committee.

The directors will each receive compensation consisting of restricted stock units for 100,000 shares of the Company’s common stock covering two years of service as a director, vesting in eight equal quarterly installments, provided they remain a director of the Company. The directors will also be paid a quarterly cash fee of $2,000 during their service as a director.

None of Messrs. Evans, Pruitt or Sucoff has engaged in a material transaction with the Company during the last two fiscal years. There are no family relationships between any of Messrs. Evans, Pruitt or Sucoff and any of the Company’s executive officers or directors. The Board has determined that Messrs. Evans, Pruitt and Sucoff, representing a majority of our directors, do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of The NASDAQ Stock Market LLC.

Effective as of the appointments of Messrs. Evans, Pruitt and Sucoff, the resignations of directors David Ellwanger, George Hampton and Gerard Hayden, who provided notice of their resignation from the Board on October 21, 2020, were also effective.

A copy of the press release announcing the appointments of Messrs. Evans, Pruitt and Sucoff is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
Exhibit 99.1	Press Release, dated November 2, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 2, 2020	IMAC HOLDINGS, INC.

	By:	/s/ Jeffrey S. Ervin
	Name:	Jeffrey S. Ervin
	Title:	Chief Executive Officer